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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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JNI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        April 12, 2002

Dear Stockholder:

        This year's annual meeting of stockholders will be held on Wednesday, May 22, 2002, at 10 a.m. local time at JNI Corporation, 10945 Vista Sorrento Parkway, San Diego, CA 92130. You are cordially invited to attend.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

        After reading the Proxy Statement, please promptly mark, date, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

        A copy of JNI's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review JNI's activities over the past year and our plans for the future. The Board of Directors and Management look forward to seeing you at the annual meeting.

                      Very truly yours,

                      Neal Waddington
                       President and
                      Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2002

TO THE STOCKHOLDERS:

        Please take notice that the annual meeting of the stockholders of JNI Corporation, a Delaware corporation ("JNI"), will be held on May 22, 2002, at 10:00 a.m. local time at JNI's principal offices located at 10945 Vista Sorrento Parkway, San Diego, CA 92130, for the following purposes:

        1.    To elect five directors to hold office for a one-year term and until their respective successors are elected and qualified.

        2.    To consider the adoption of an increase in the number of shares that may be issued under JNI's 1999 Employee Stock Purchase Plan by 200,000 shares, from 350,000 shares to 550,000 shares.

        3.    To ratify the appointment of PricewaterhouseCoopers LLP as JNI's independent auditors for the fiscal year ending December 31, 2002.

        4.    To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on April 4, 2002 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at JNI's principal offices located 10945 Vista Sorrento Parkway, San Diego, CA 92130.

                      By order of the Board of Directors,

                      Neal Waddington
                       President, Chief Executive Officer
                      and Director

San Diego, California
April 12, 2002

IMPORTANT:    Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

JNI CORPORATION
10945 Vista Sorrento Parkway
San Diego, CA 92130

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2002

        The accompanying proxy is solicited by the Board of Directors (the "Board of Directors") of JNI Corporation, a Delaware corporation ("JNI"), for use at its annual meeting of stockholders to be held on Wednesday, May 22, 2002, or any adjournment or postponement, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is April 12, 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

        Annual Report.    An annual report for the fiscal year ended December 31, 2001 is enclosed with this Proxy Statement.

        Voting Securities.    Only stockholders of record as of the close of business on April 4, 2002, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 26,591,931 shares of JNI common stock, $0.001 par value, issued and outstanding. Stockholders may vote in person or in proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. JNI's bylaws provide that a majority of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining a quorum.

        Solicitation of Proxies.    The cost of soliciting proxies will be borne by JNI. In addition, JNI will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of JNI registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. JNI may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, JNI has engaged the services of U.S. Stock Transfer Corporation to solicit proxies. JNI will pay a fee for such services, which it reasonably expects to be no more than $2,000.

        Voting of Proxies.    All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director and the proposals contained in this Proxy Statement and at the discretion of the proxy holders on any other matter that comes before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivery to the Secretary of JNI of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        JNI's Board of Directors currently consists of six members (John Bolger, Tom St. Dennis, John C. Stiska, Sylvia Summers Dubrevil, Neal Waddington and Eric P. Wenaas) who will serve until the annual meeting of stockholders to be held in 2002, and until their respective successors are duly elected and qualified or until their earlier resignation. At each annual meeting of stockholders, directors are elected for a term of one year.

        Dr. Wenaas, the current Chairman of the Board of Directors, has decided to resign from the Board of Directors with such resignation to take effect immediately prior to the upcoming 2002 annual meeting of stockholders. Concurrent with Dr. Wenaas's resignation, JNI will amend its bylaws to reduce the number of directors from six to five. Mr. Stiska shall succeed Dr. Wenaas as the Chairman of the Board of Directors, contingent upon the re-election of the current candidates for director at the upcoming annual meeting. The terms of the other five directors will expire on the date of the upcoming annual meeting. Accordingly, five persons are to be elected to serve as members of the Board of Directors at the meeting. Management's nominees for election by the stockholders to those five positions are current members of the Board of Directors: John Bolger, Tom St. Dennis, John C. Stiska, Sylvia Summers Dubrevil and Neal Waddington. Please see "Directors" for information concerning the nominees. If elected, the nominees will serve as directors until JNI's annual meeting of stockholders in 2003 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although JNI knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as JNI may designate.

Vote Required and Board of Directors' Recommendation

        If a quorum is present and voting, the five nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote.

  The Board of Directors recommends a vote "FOR" the nominees named above.

Directors

        Directors.    The following table sets forth, for the current directors, including nominees to be elected at this meeting, information concerning their age and background.

Name	Position With JNI	Age	Director Since
John Bolger	Director	55	1999
Tom St. Dennis	Director	48	2001
John C. Stiska	Director	60	2000
Sylvia Summers Dubrevil	Director	49	2001
Neal Waddington	President, Chief Executive Officer and Director	55	2000
Eric P. Wenaas	Chairman of the Board of Directors	60	1997

        John Bolger has served as a director of JNI since October 1999. Mr. Bolger is a retired Vice President of Finance and Administration of Cisco Systems, Inc., a manufacturer of computer networking systems which is publicly held. Mr. Bolger is currently a private investor and serves as a director of Integrated Device Technology, Inc., Wind River Systems, Inc., Mission West Properties, Inc. and Sanmina-SCI Corporation, all public companies. Mr. Bolger earned a B.A. from the University of Massachusetts and an M.B.A. from Harvard University, and he is a certified public accountant.

        Tom St. Dennis has served as a director of JNI since June 2001. Since September 1999, Mr. St. Dennis has served as President and Chief Executive Officer of Wind River Systems, Inc., a public software company. Before joining Wind River, from September 1992 to September 1999, he served in a variety of senior management positions at Applied Materials, Inc., a public semiconductor equipment manufacturer, most recently as Group Vice President and President of one of the product business groups. Mr. St. Dennis received an M.S. and B.S. in physics at the University of California, Los Angeles.

        John C. Stiska has served as a director of JNI since May 2000. Mr. Stiska is Chairman of Commercial Bridge Capital, LLC, a secured bridge loan fund, and served as Of Counsel to the law firm of Latham & Watkins from July 1998 through June 2000. From February 1996 to February 1998, Mr. Stiska served as corporate Senior Vice President of QUALCOMM Incorporated, and as General Manager of QUALCOMM's Technology Applications Group. Prior to joining QUALCOMM, Mr. Stiska was Chairman and Chief Executive Officer of Triton Group from 1993 to 1996. Mr. Stiska currently serves on the Board of Directors for two public companies, FirstWorld Communications, Inc. and Websense Inc., as well as several privately held companies. Mr. Stiska earned a B.A. in accounting and a J.D. from the University of Wisconsin.

        Sylvia Summers Dubrevil has served as a director of JNI since July 2001. She is currently an independent consultant and serves as a director of Gadzoox Networks, Inc., a public company. From September 2001 to February 2002, she served as President and Chief Executive Officer of Silvan Networks, a private telecom company. From January 2000 to August 2001, she was a Group Vice President at Cisco Systems, Inc., a manufacturer of computer networking systems which is publicly held. From May 1997 to June 1999, she served as Vice President and General Manager of a division at StorageTek, a public storage products company. Ms. Summers Dubrevil received an M.B.A. from Thomson CSF in France, an M.S.E.E. from the University of California, Berkeley, and a B.S.E.E. from Ecole Polytecnique Feminine in France.

        Neal Waddington has served as President and Chief Executive Officer of JNI since November 2000. From October 1997 to November 2000, Mr. Waddington served in senior management positions at Quantum Corporation, a public disk, tape and tape automation company, most recently as Chief Operating Officer of Quantum/ATL, a subsidiary of Quantum. From May 1996 to November 1997, Mr. Waddington was President and Chief Executive Officer of Expersoft, a privately held object oriented software company. From March 1994 to April 1996, Mr. Waddington served as the Senior Vice President and General Manager of the Open Systems Division of EMC, a public storage company. Mr. Waddington earned a B.S. in mathematics and an M.S. in computer science from Iowa State University.

        Eric P. Wenaas, Ph.D.    has served as Chairman of the Board of Directors of JNI since its organization in February 1997. From March 1991 to March 2002, Dr. Wenaas served as Chief Executive Officer of Jaycor, Inc., a privately held former affiliate of JNI. Dr. Wenaas was Chief Executive Officer of Jaymark, Inc., JNI's former principal stockholder, a position he held from Jaymark's formation in January 1997 until July 2000. Dr. Wenaas received B.S.E.E. and M.S.E.E. degrees from Purdue University and a Ph.D. in interdisciplinary studies from the State University of New York at Buffalo.

Meetings of the Board of Directors

        During the fiscal year ended December 31, 2001, the Board of Directors of JNI held five meetings; the Audit Committee of the Board of Directors held four meetings and the Compensation Committee of the Board of Directors held five meetings. JNI has no standing nominating committee or any other committee of the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during that period.

        The members of the Audit Committee during fiscal 2001 were Mr. Bolger, former director, Lawrence Fox, Mr. St. Dennis and Mr. Stiska. Mr. Bolger was a member of the committee for the entire year, Mr. Fox was a member of the committee from January 1, 2001 until his resignation in October 2001, Mr. Stiska was appointed on February 1, 2001, and Mr. St. Dennis was appointed in October 2001. The functions of the Audit Committee include, among others: recommending to the Board of Directors the retention of independent public auditors; reviewing and approving the planned scope, proposed fee arrangements and results of JNI's annual audit; reviewing the adequacy of accounting and financial controls; and reviewing the independence of JNI's auditors. For additional information concerning the Audit Committee, see "Report of the Audit Committee" and "Proposal No. 3—Ratification of Appointment of Independent Public Auditors."

        The members of the Compensation Committee during fiscal 2001 were Mr. Fox, Mr. Stiska, Ms. Summers Dubrevil and Dr. Wenaas. Mr. Stiska was member of the committee for the entire year, Mr. Fox was a member of the committee from January 1, 2001 until his resignation in October 2001, Ms. Summers Dubrevil and Dr. Wenaas were both appointed in October 2001 and Dr. Wenaas will serve until his resignation from the Board of Directors, effective immediately prior to the upcoming annual meeting of stockholders. The Compensation Committee reviews and determines the salary and bonus criteria of, and stock option grants to, all executive officers. For additional information about the Compensation Committee, see "Report of the Compensation Committee on Executive Compensation" and "Executive Compensation and Other Matters."

PROPOSAL NO. 2
APPROVAL OF AMENDMENT TO THE
JNI CORPORATION 1999 EMPLOYEE STOCK PURCHASE PLAN

        The Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan"), on May 24, 1999 with an initial reserve of 175,000 shares of common stock. On January 1 of each year, beginning in 2001, the number of shares reserved for issuance under the Purchase Plan is subject to an annual increase in an amount equal to the lesser of (a) 87,500 shares, (b) 1.0% of the outstanding shares on such date or (c) a lesser amount as determined by the Board of Directors. On each of January 1, 2001 and January 1, 2002, the number of shares reserved under the Purchase Plan was increased by 87,500 shares for an aggregate increase of 175,000 shares. Currently, the Purchase Plan provides that the number of shares issuable is 350,000. Because the Purchase Plan is an important factor in attracting and retaining qualified employees, the Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase the number of shares issuable by 200,000 shares, to a total of 550,000 shares.

        The stockholders are now being asked to approve this amendment. The Board of Directors believes that approval of this amendment is in the best interests of JNI and our stockholders because it will allow employees to continue to purchase stock under the Purchase Plan. The Board of Directors believes that the availability of an opportunity to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified employees essential to the success of JNI and is important to provide such persons with incentives to perform in the best interest of JNI.

Summary of the Provisions of the Purchase Plan

        The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

        General.    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Each participant in the Purchase Plan is granted at the beginning of each offering under the plan the right to purchase through accumulated payroll deductions up to a number of shares of the common stock of JNI determined on the first day of the offering. The purchase right is automatically exercised on the last day of each purchase period within the offering unless the participant has withdrawn from the Purchase Plan prior to such date.

        Shares subject to Plan.    Currently, 350,000 of JNI's authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in JNI's capital structure or in the event of any merger, sale of assets or other reorganization of JNI. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase the share reserve to 550,000 shares. If any purchase right expires or terminates, the shares subject to the unexercised portion of such purchase right will again be available for issuance under the Purchase Plan.

        Administration.    The Purchase Plan is administered by the Board of Directors. Subject to the provisions of the Purchase Plan, the Board of Directors determines the terms and conditions of purchase rights granted under the Purchase Plan. The Board of Directors will interpret the Purchase Plan and purchase rights granted thereunder, and all determinations of the Board of Directors will be final and binding on all persons having an interest in the Purchase Plan or any purchase rights. The Purchase Plan provides, subject to certain limitations, that JNI will indemnify any director, officer or employee against all reasonable expenses, including attorney's fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Purchase Plan.

        Eligibility.    Any employee of JNI or of any present or future parent or subsidiary corporation of JNI designated by the Board of Directors for inclusion in the Purchase Plan is eligible to participate in an offering to purchase stock under the Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and 5 months per calendar year. However, no employee who owns or holds stock options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of JNI or of any parent or subsidiary corporation of JNI is entitled to participate in the Purchase Plan. As of March 31, 2002 approximately 195 employees were eligible to participate in the Purchase Plan.

        Offerings.    Generally, each offering of common stock under the Purchase Plan is for a period of 24 months. Offering periods commence on the first day of May and November of a year and end on the last day of the April and October, respectively, that is two years later. Each offering period is generally comprised of four six-month purchase periods. Shares are purchased on the last day of each purchase period. The Board of Directors may establish a different term for one or more offerings or purchase periods or different commencement or ending dates for an offering or a purchase period.

        Participation and purchase of shares.    Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of an offering period. Payroll deductions may not exceed 15% (or such other rate as the Board of Directors determines) of an employee's compensation for any pay period during the offering period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive offering period which begins after the final purchase date until such time as that employee withdraws from the Purchase Plan, becomes ineligible to participate in the Purchase Plan, or terminates employment.

        Subject to certain limitations, each participant in an offering has a purchase right equal to the number of whole shares determined by dividing the participant's aggregate payroll deduction by the applicable purchase price for the purchase period. During any calendar year, no participant may accrue the right to purchase under the Purchase Plan shares of JNI's common stock having a fair market value exceeding $25,000 (measured by the fair market value of JNI's common stock on the first day of the relevant offering period). In addition, no more than 1,000 shares may be purchased by a participant on a purchase date.

        At the end of each purchase period, JNI issues to each participant in the offering the number of shares of JNI's common stock determined by dividing the amount of payroll deductions accumulated for the participant during that purchase period by the purchase price, subject to the limitations set forth above. The price per share at which shares are sold generally equals 85% of the lesser of the fair market value per share of JNI's common stock on the first day of the offering period or the purchase date. The fair market value of the common stock on any relevant date generally will be the closing price per share on such date as reported on The Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next purchase period or offering period.

        A participant may withdraw from an offering at any time without affecting his eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not again participate in the same offering.

        Change in control.    The Purchase Plan provides that, in the event of a change in control, the acquiring or successor corporation may assume JNI's rights and obligations under the Purchase Plan or substitute substantially equivalent purchase rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding purchase rights, the Board of Directors may accelerate the last day of the offering period to a date on or before the date of the change in control. Any purchase rights that are not assumed, substituted for, or exercised prior to the change in control will terminate.

        Termination or amendment.    The Purchase Plan will continue until terminated by the Board of Directors or until all of the shares reserved for issuance have been issued. The Board of Directors may at any time amend or terminate the Purchase Plan, except that the approval of JNI's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board of Directors as corporations the employees of which may participate in the Purchase Plan.

Summary of Federal Income Tax Consequences

        The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

        A participant recognizes no taxable income either as a result of commencing participation in the Purchase Plan or purchasing shares of JNI's common stock under the terms of the Purchase Plan.

        If a participant disposes of shares purchased under the Purchase Plan within either two years from the first day of the applicable offering period or within one year from the purchase date, known as disqualifying dispositions, the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss, which will be long-term if the participant's holding period is more than twelve months.

        If the participant disposes of shares purchased under the Purchase Plan at least two years after the first day of the applicable offering period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of dispositions over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable offering period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

        If the participant still owns the shares at the time of death, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the offering period in which the shares were purchased will constitute ordinary income in the year of death.

        JNI should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to JNI.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the votes cast at the annual meeting of stockholders at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

        The Board of Directors believes that the proposed amendment to the Purchase Plan is in the best interests of JNI and its stockholders for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote "FOR" approval of this proposal to increase the number of shares of common stock of JNI reserved for issuance under the Purchase Plan by 200,000 shares, from 350,000 shares to 550,000 shares.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

        The Board of Directors of JNI has selected PricewaterhouseCoopers LLP as independent public auditors to audit the financial statements of JNI for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

        The following table sets forth the aggregate fees billed to JNI for the fiscal year ended December 31, 2001 by JNI's principal accounting firm, PricewaterhouseCoopers LLP.

Audit Fees	$156,000	(1)
Financial Information Systems Design and Implementation Fees	0
All Other Fees	67,149	(2)

	$223,149

(1)
Includes fees for professional services rendered for the audit of JNI's annual financial statements for fiscal year 2001 and for reviews of the financial statements included in JNI's quarterly reports on Form 10-Q for the first three quarters of fiscal 2001.

(2)
Includes fees for other professional services rendered in fiscal 2001, including professional services in connection with tax preparation, tax consultation and statutory filings.

        The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP's independence with JNI and has concluded that such services are compatible with PricewaterhouseCoopers LLP's independence as JNI's auditors.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the votes cast at the annual meeting of stockholders at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

        The Board of Directors unanimously recommends a vote "FOR" the appointment of PricewaterhouseCoopers LLP as JNI's independent public auditors for the fiscal year ending December 31, 2002.

INFORMATION ABOUT JNI

Stock Ownership of Certain Beneficial Owners and Management

        The following table sets forth, as of March 31, 2002, certain information with respect to the beneficial ownership of JNI's common stock by (i) each stockholder known by JNI to be the beneficial owner of more than 5% of JNI's common stock, (ii) each director and director-nominee of JNI, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of JNI as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Common Stock Outstanding(3)
Directors
John Bolger(4)	30,687	*
Tom St. Dennis	0	*
John C. Stiska(5)	63,781	*
Sylvia Summers Dubrevil	0	*
Neal Waddington(6)	150,000	*
Eric P. Wenaas(7)	1,733,879	6.5%
Executive Officers
Gloria Purdy(8)	132,638	*
Former Executive Officers
Charles McKnett	351,248	1.3%
Thomas K. Gregory	178,518	*
Directors and executive officers as a group (7 persons)(9)	2,640,751	9.8%

*
Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)
Calculated on the basis of 26,591,931 shares of common stock outstanding as of March 31, 2002, except that shares of common stock underlying options exercisable within 60 days of March 31, 2002 are deemed outstanding for purposes of calculating that stockholder's percentage beneficial ownership.

(4)
Includes 26,687 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(5)
Includes 10,500 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(6)
Includes 150,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(7)
Dr. Wenaas is a director as of the date of this table, but he intends to resign from the Board of Directors immediately prior to the annual meeting of stockholders. Includes 27,333 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(8)
Includes 131,250 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

(9)
See Notes 4 through 8. Includes 345,770 shares issuable upon exercise of options exercisable within 60 days of March 31, 2002.

EXECUTIVE COMPENSATION AND OTHER MATTERS

        The executive officers and key employees of JNI and their ages as of March 31, 2002 are as follows:

Name	Age	Position
Executive Officers
Neal Waddington	55	President, Chief Executive Officer and Director
Gloria Purdy	54	Chief Financial Officer
Key Employees
Frank Bellucci	38	Vice President, Business Development
Mary Jane Gray	60	Vice President, Human Resources
Paul Kim	34	Vice President, Finance and Corporate Controller
Gordon Liechti	45	Vice President, OEM Sales
Pradeep Patel	46	Vice President, ASIC Operations
Rick Sander	43	Vice President, Operations
Sassan Teymouri	44	Vice President, Engineering
Shaun Walsh	36	Vice President, Marketing

Executive Officers

        Neal Waddington has served as President and Chief Executive Officer of JNI since November 2000. From October 1997 to November 2000, Mr. Waddington served in senior management positions at Quantum Corporation, a public disk, tape and tape automation company, most recently as Chief Operating Officer of Quantum/ATL, a subsidiary of Quantum. From May 1996 to November 1997, Mr. Waddington was President and Chief Executive Officer of Expersoft, a privately held object oriented software company. From March 1994 to April 1996, Mr. Waddington served as the Senior Vice President and General Manager of the Open Systems Division of EMC, a public storage company. Mr. Waddington earned a B.S. in mathematics and an M.S. in computer science from Iowa State University.

        Gloria Purdy joined JNI as Chief Financial Officer in August 1999. Prior to joining JNI, from April 1998 through April 1999, she served as Chief Financial Officer and Chief Operating Officer of Eloquent, Inc., a publicly traded Web-based media company. Prior to that time, from February 1992 through January 1998, she served as Chief Financial Officer of Interlink Computer Sciences, Inc., a public enterprise software company. Ms. Purdy received a B.S. in accounting from Golden Gate University and has completed Master's studies at the University of Santa Clara and Stanford University.

Key Employees

        Frank Bellucci joined JNI as Vice President, Business Development in April 2001. From February 1997 through March 2001, he served as business development manager in the storage networking division of Agilent Technologies, a publicly traded semiconductor and test equipment company. From September 1991 to January 1997, he served in a variety of management positions at Mylex Corporation, a publicly traded RAID controller company owned by IBM, most recently as Director of Program Management. Mr. Bellucci has completed studies in cognitive science at the University of California, San Diego.

        Mary Jane Gray has served as Vice President, Human Resources of JNI since September 2001. From 1988 to 2001, Ms. Gray served as Chief Executive Officer of Success by Design, Inc., a privately held human resources consulting firm founded by her. From 1986 to 1988, Ms. Gray was a member of senior management of Gen-Probe, Inc., a public corporation. Ms. Gray has also been an adjunct college professor for over 20 years. She has a B.A. from State University of New York at Buffalo and an M.A. from the University of Virginia.

        Paul Kim has served as Vice President, Finance and Corporate Controller since October 1999. Prior to joining JNI, he served as Vice President of Finance and Administration for Datafusion Inc., a privately held software development company, from January 1998 until October 1999. From April 1996 to January 1998, he was the Corporate Controller for Interlink Computer Sciences, Inc., a public enterprise software company. From January 1990 to April 1996, he worked for Coopers and Lybrand L.L.P., leaving as an audit manager. Mr. Kim received a B.A. in economics from the University of California at Berkeley and is a Certified Public Accountant.

        Gordon Liechti joined JNI as Vice President of OEM Sales in October 2001. Prior to joining JNI, from August 2000 to August 2001, Mr. Liechti served as Director of OEM sales at TROIKA Networks, a privately held company specializing in clustering and high availability software. From January 1999 to April 2000, Mr. Liechti was the Vice President of Worldwide Sales at Storm Systems, a privately held enterprise software company. From August 1997 to December 1998, Mr. Liechti was the Vice President of Sales and Business Development at Creative Design Solutions, a privately held network attached storage company. From February 1996 to August 1997, Mr. Liechti was an OEM Sales Manager at Veritas Software Corporation, a public enterprise software company. Mr. Liechti holds a B.A. in business administration and finance from Spring Arbor College, Michigan.

        Pradeep Patel has served as Vice President, ASIC Operations since October 2001. From January 1999 to September 2001, Mr. Patel was the Director of ASIC Operations at JNI. From March 1997 to December 1998, he served as Director of Operations of Initio Corporation, a privately held developer and marketer of commercial input/output products based on proprietary ASICs. From 1984 to 1996, Mr. Patel served in a variety of management positions at Advanced Micro Devices, a public semiconductor company, most recently as a Senior Manager of Corporate Quality and Reliability. Mr. Patel received a B.S.E.E. degree from SP University in India.

        Richard Sander has served as Vice President, Operations and Process Quality since September of 2001. From January 2000 to September of 2001, Mr. Sander served as Vice President of Operations for a division of Maxwell Technology, a public manufacturer of electronic components and power and computing systems. From April 1997 until January 2000, Mr. Sander served as Director of Operations for Cymer, a publicly traded supplier of lasers used in the manufacture of semiconductors. Mr. Sander earned a B.S. in Engineering from Oregon State University and an M.B.A. from San Diego State University.

        Sassan Teymouri has served as Vice President, Engineering since July 2001. From January 1999 to June 2001 Mr. Teymouri was Vice President, ASIC Engineering at JNI. From September 1996 to October 1998, Mr. Teymouri was President and Chief Executive Officer of Initio Corporation, a privately held developer and marketer of commercial input/output products based on proprietary ASICs. From May 1992 through September 1996, Mr. Teymouri was the General Manager for the RAID group of Adaptec, Inc., a public corporation. Also, during his employment at Adaptec, Mr. Teymouri served as an Engineering Director of Enterprise Computing Networks. Mr. Teymouri received B.S.E.E. and M.S.E.E. degrees from the University of Michigan.

        Shaun Walsh joined JNI as Vice President, Marketing in January 2001. Prior to joining JNI, from August 1996 through January 2001, Mr. Walsh served in a variety of marketing positions, most recently as Director of eBusiness, for of Quantum/ATL, a subsidiary of Quantum Corporation, a publicly traded disk, tape and tape automation company. Prior to that time, from May 1992 through August 1996, Mr. Walsh was Vice President, Marketing and Sales for NovaStor Corporation, a privately held data management utility company.

Executive Compensation

        The following table sets forth information concerning the compensation of the Chief Executive Officer, the two other most highly compensated executive officers, and two other executive officers who would have been included among the four other most highly compensated executive officers had they continued to serve as executive officers through 2001, during the fiscal years ended December 31, 1999, 2000 and 2001.

SUMMARY COMPENSATION TABLE

	Annual Compensation
Name and Principal Position	Year		Salary	Bonus(1)		Other Annual Compensation
Neal Waddington President and Chief Executive Officer	2001 2000	(3)	$350,000 20,192	$157,000 118,813	(4)	$278,354 138	(2) (5)
Gloria Purdy Chief Financial Officer	2001 2000 1999	(8)	224,199 193,061 66,885	58,000 87,790 110,000		5,192 82,411 3,553	(6) (7) (9)
Charles McKnett(10) Former Chief Technical Officer	2001 2000 1999		203,846 166,644 134,084	0 64,408 60,000		7,488 7,305 7,337	(11) (12) (13)
Former Officer:
Thomas K. Gregory(14) Former Chief Operating Officer	2001 2000 1999		119,096 170,978 150,000	0 74,957 80,000		6,905 8,530 8,647	(15) (16) (17)

(1)
Bonuses are based on performance. See "Report of the Compensation Committee on Executive Compensation."

(2)
Includes $250,000 of principal and $25,000 in accrued interest forgiven by JNI on January 9, 2002 for amounts owed to JNI by Mr. Waddington pursuant to a loan agreement between JNI and Mr. Waddington (for more information regarding this loan agreement, see "Certain Relationships and Related Transactions") and $3,354 paid for group term life insurance.

(3)
Mr. Waddington joined JNI in November 2000. Therefore, the amounts shown above for the year 2000 do not reflect annual compensation.

(4)
Includes $100,000 paid to Mr. Waddington as a hiring bonus.

(5)
Includes $138 paid on behalf of Mr. Waddington for group term life insurance.

(6)
Includes $3,769 paid as a matching contribution to Ms. Purdy's 401(k) account and $1,423 paid for group term life insurance.

(7)
Includes $77,391 paid to Ms. Purdy for relocation expenses, $3,825 paid as a matching contribution to Ms. Purdy's 401(k) account and $1,195 paid for group term life insurance.

(8)
Ms. Purdy joined JNI Corporation in August 1999. Therefore, the amounts shown above for the year 1999 do not reflect annual compensation.

(9)
Includes $3,202 paid as a matching contribution to Ms. Purdy's 401(k) account and $351 paid for group term life insurance.

(10)
Mr. McKnett resigned from his position after the end of the fiscal year on January 14, 2002.

(11)
Includes $6,644 paid as a matching contribution to Mr. McKnett's 401(k) account and $844 paid for group term life insurance.

(12)
Includes $6,650 paid as a matching contribution to Mr. McKnett's 401(k) account and $655 paid for group term life insurance.

(13)
Includes $6,583 paid as a matching contribution to Mr. McKnett's 401(k) account and $754 paid for group term life insurance.

(14)
Dr. Gregory resigned from his position on August 31, 2001.

(15)
Includes $5,132 paid as a matching contribution to Dr. Gregory's 401(k) account and $1,773 paid for group term life insurance.

(16)
Includes $6,582 paid as a matching contribution to Dr. Gregory's 401(k) account and $1,948 paid for group term life insurance.

(17)
Includes $6,346 paid as a matching contribution to Dr. Gregory's 401(k) account and $2,301 paid for group term life insurance.

Stock Options Granted in Fiscal 2001

        The following table provides the specified information concerning grants of options to purchase JNI's common stock made during the fiscal year ended December 31, 2001, to the persons named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Shares Underlying Options Granted(2)
		% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price Per Share(3)	Expiration Date
					5%	10%
Neal Waddington	625,000	18.4%	$6.50	8/21/2011	$4,397,571	$9,408,750
Gloria Purdy	85,000	2.5%	6.50	8/21/2011	598,070	1,279,590
Charles McKnett	125,000	3.7%	13.06	2/23/2011	59,202	1,061,437
Thomas K. Gregory	0	0.0%	—	—	0	0

(1)
Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)
In February 2001, JNI's Board of Directors enacted a voluntary stock option exchange program for its employees, officers and directors. Under the program, JNI employees, officers and directors were given the opportunity to cancel stock options granted to them between January 2000 and December 2000 in exchange for an equal number of new options to be granted in the future, on a date more than six months after the date of cancellation of the original options. Both Mr. Waddington and Ms. Purdy elected to participate in the program, and on February 20, 2001 Mr. Waddington voluntarily cancelled 400,000 options he had previously been granted and Ms. Purdy voluntarily cancelled 60,000 options she had previously been granted. On August 21, 2001 they were granted the options shown in this table which included (i) options to replace the cancelled options and (ii) an additional 225,000 options for Mr. Waddington and 25,000 options for Ms. Purdy, which represented annual grants to them. The exercise price of the new options is at the fair market value of JNI's common stock on that date. The vesting schedule of the new options is unchanged from that of their cancelled options.

(3)
All options were granted at fair market value on the date of grant.

        Bonus Replacement Program.    In January 2002, JNI instituted a new stock option program to replace its existing cash bonus and merit increase programs for fiscal 2002. Under this new program, all employees eligible to receive a cash bonus or a merit increase will instead be granted a stock option under JNI's 1999 Stock Option Plan or 2000 Non-Qualified Stock Option Plan. The number of shares subject to the option for each employee will be determined by a formula dividing the sum of (i) a bonus at 100% of target for that employee's job classification and (ii) a merit increase of 5% of that employee's base pay, by $5.00, the estimated per share increase in value of JNI's common stock between the date of the grant and the date when the stock option becomes exercisable. The exercise price of the options was $7.32 per share, the fair market value of a share of common stock on the date of grant, and the options become fully vested and exercisable starting on the date 48 hours after JNI's release of its fourth quarter earnings report for 2002 and ending 60 days later. This exercise period will be extended by that number of days, if any, during which trading by employees is prohibited by the securities laws. Except as described above, the options will contain the same terms as standard options issued pursuant to JNI's option plans, except that in the event of a change of control of JNI, the options will become immediately vested and exercisable.

Option Exercises and Fiscal 2001 Year-End Values

        The following table provides the specified information concerning exercises of options to purchase JNI's common stock in the fiscal year ended December 31, 2001, and unexercised options held as of that date, by the persons named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

			Number of Shares Underlying Unexercised Options at Fiscal Year End
					Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Neal Waddington	0	0	108,333	516,667	$196,083	$935,167
Gloria Purdy	0	0	100,000	165,000	38,463	115,388
Charles McKnett(2)	258,162	$4,603,880	0	125,000	0	0
Former Officer:
Thomas K. Gregory(3)	226,044	4,031,110	0	0	0	0

(1)
Based on a fair market value of $8.31, the closing price of JNI's common stock on December 31, 2001, as reported by the Nasdaq National Market.

(2)
Mr. McKnett resigned from his position after the end of the fiscal year on January 14, 2002.

(3)
Dr. Gregory resigned from his position on August 31, 2001.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        JNI has entered into a Severance and Change of Control Agreement with Gloria Purdy. In the event that Ms. Purdy is terminated without cause, she will receive as a severance payment one full year of her then current total compensation, and all of her unvested, outstanding options to purchase shares of stock in JNI will immediately vest. Ms. Purdy will also receive these benefits if she resigns as a result of a reduction in her total compensation.

        JNI has entered into an Offer Letter with Neal Waddington. In the event that Mr. Waddington is terminated without cause during his period of service as Chief Executive Officer of JNI, he will receive as a severance payment one full year of his base salary and one year of acceleration of the vesting of his outstanding options to purchase shares of stock in JNI. In the event that Mr. Waddington is terminated within one year after a change in control of JNI, he will receive as a severance payment two full years of his base salary and bonus, and all of the restricted shares of JNI stock and the unvested, outstanding options to purchase shares of JNI stock that he has received during the period at least six months prior to the change of control will immediately vest. Mr. Waddington will qualify for these change of control benefits if he has not been afforded the role of Chief Executive Officer of the new, surviving company or if he is forced to commute for a distance of greater than 60 miles.

Compensation of Directors

        Members of the Board of Directors are compensated $20,000 annually for their services as directors of JNI. In addition, JNI reimburses directors for other out-of-pocket expenses incurred in the performance of their duties as directors. From time to time, directors who are not employees of JNI may receive options under its stock option plans as compensation for their services as directors. In fiscal 2001, JNI's existing non-employee directors received an initial stock option grant of 30,000 shares of JNI common stock at an exercise price equaling the fair market value of such common stock on the date of grant and which shall fully vest four years from the date of grant. Two of JNI's existing non-employee directors joined the Board of Directors prior to 2001 and each received an initial stock option grant of 20,000 shares of JNI common stock at that time. These non-employee directors received an additional grant of 10,000 shares of JNI common stock on February 23, 2001 in order to supplement their original initial stock option grants so that the aggregate grant amount for each director totaled 30,000 shares. JNI's existing non-employee directors will also receive an annual stock option grant of 10,000 shares of JNI common stock at an exercise price equaling the fair market value of such common stock on the date of grant and which shall fully vest one year from the date of grant.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The members of the Compensation Committee during fiscal 2001 were Mr. Fox, Mr. Stiska, Ms. Summers Dubrevil and Dr. Wenaas. Mr. Stiska was member of the committee for the entire year, Mr. Fox was a member of the committee from January 1, 2001 until his resignation in October 2001, Ms. Summers Dubrevil and Dr. Wenaas were both appointed in October 2001, and Dr. Wenaas will serve until his resignation on from the Board of Directors, effective immediately prior to the upcoming annual meeting of stockholders. None of the current or past members of the Compensation Committee is currently, or has ever been at any time since JNI's formation, one of JNI's officers or employees.

Certain Relationships and Related Transactions

Loan to Chief Executive Officer

        In connection with Mr. Waddington's initial employment arrangement with JNI, on January 9, 2001, JNI entered into a loan agreement with Mr. Waddington in the amount of $500,000. Concurrent with the loan agreement, Mr. Waddington executed a promissory note to pay off the loan with $250,000 of principal and accrued interest due and payable at each anniversary date of the loan agreement or payment of all unpaid or unforgiven principal and accrued interest due upon the termination of his employment with JNI. The loan bears interest at a 5% rate. In the event Mr. Waddington's employment with JNI is terminated without cause, all outstanding principal and interest would be forgiven. Under the terms of the loan agreement, JNI will forgive an amount equal to $250,000 of principal and all accrued interest on the first and second anniversary dates of the loan, provided that Mr. Waddington is an employee of JNI on the relevant forgiveness date and has not given notice of resignation or been given notice of termination for cause. On January 9, 2002 (the first anniversary date of the loan), JNI forgave $250,000 of principal and $25,000 in accrued interest.

        On February 13, 2002, Mr. Waddington executed a promissory note for $99,454 in favor of JNI to pay off certain payroll taxes which JNI paid on his behalf pursuant to the forgiveness of the $275,000 in principal and accrued interest under the loan described above. The promissory note is due on April 15, 2003 and bears interest at a 5% rate.

Loans to Former Officers

        On April 3, 2001, JNI accepted secured recourse promissory notes from Mr. McKnett and Dr. Gregory in exchange for loaning them $1,200,000 and $400,000, respectively. The promissory notes bear interest at a 5% rate, and all principal and interest under the promissory notes becomes due on April 3, 2002. Concurrent with their execution of the promissory notes, Mr. McKnett and Dr. Gregory each entered into Stock Pledge and Security Agreements with JNI (the "Pledge Agreements"). Pursuant to the Pledge Agreements, Mr. McKnett and Dr. Gregory pledged to JNI an aggregate of 350,000 shares of their JNI common stock to secure their repayment obligations under the promissory notes. In the fourth quarter of 2001, Dr. Gregory paid off his loan in full, including all accrued interest. The due date for the payment of Mr. McKnett's promissory note has been extended to June 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires JNI's executive officers, directors and persons who beneficially own more than 10% of JNI's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish JNI with copies of all Section 16(a) forms filed by such person.

        Based solely on JNI's review of such forms furnished to JNI and written representations from certain reporting persons, JNI believes that all filing requirements applicable to JNI's executive officers, directors and more than 10% stockholders were complied with.

Changes to Benefit Plans

        1999 Employee Stock Purchase Plan.    The Board of Directors of JNI has adopted, subject to stockholder approval, an amendment to the 1999 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares that may be issued under the Purchase Plan by 200,000 shares, from 350,000 shares to 550,000 shares. See "Approval of Amendment to the JNI Corporation 1999 Employee Stock Purchase Plan."

        Since the inception of the Purchase Plan, (i) Ms. Purdy, Mr. McKnett and Mr. Ruple purchased 3,219 shares, 1,000 shares and 1,527 shares, respectively; (ii) all current executive officers as a group purchased 5,746 shares; and (iii) all current employees who are not executive officers as a group purchased 240,819 shares under the Purchase Plan. Since the inception of the Purchase Plan, no shares were purchased under the Purchase Plan by any directors who are not executive officers or by any associate of any director, executive officer or director nominee, and no person purchased 5% or more of the total number of shares purchased under the Purchase Plan.

REPORT OF THE AUDIT COMMITTEE

        The following is the report of the Audit Committee with respect to JNI's audited financial statements for the fiscal year ended December 31, 2001. The Audit Committee has reviewed and discussed JNI's audited financial statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, JNI's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of JNI's financial statements. The committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from JNI and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from JNI.

        The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors on July 17, 2000. Each of the members of the Audit Committee qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers.

        Based upon the review and discussions referred to above, the committee recommended to JNI's Board of Directors that JNI's audited financial statements be included in JNI's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                      AUDIT COMMITTEE

                      John Bolger
                      Tom St. Dennis
                      John Stiska

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview and Philosophy

        JNI's Compensation Committee (the "Committee") is composed of three outside directors. John C. Stiska, Sylvia Summers Dubrevil and Eric P. Wenaas are the current members of the Committee. Former Director Lawrence Fox was a member of the committee from January 1, 2001 until his resignation in October 2001. Dr. Wenaas will serve until his resignation on from the Board of Directors, effective immediately prior to the upcoming annual meeting of stockholders. The Committee makes recommendations to the Board of Directors with respect to JNI's general and specific compensation policies and practices and administers the 1997 Stock Option Plan, the 1999 Stock Option Plan, the 2000 Non-Qualified Stock Option Plan and the 1999 Employee Stock Purchase Plan.

Executive Officer Compensation

        JNI's executive compensation policies for its executive officers are designed:

  •
  to attract, retain and reward executive staff who contribute to JNI's success;

  •
  to provide economic incentives for executives to achieve JNI's business objectives by linking the executive's compensation to the performance of JNI;

  •
  to strengthen the relationship between executive compensation and stockholder value; and

  •
  to reward individual performance.

        JNI's executive officer compensation program is comprised of three primary components: base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options.

        Executive salaries are established in relation to a range of salaries for comparable positions among a peer group of other networking companies of comparable size and complexity. JNI seeks to pay its executive salaries that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. Individual executive salaries take into account position and performance, contribution during the year in helping to meet JNI's financial and business objectives and performance of individual responsibilities.

        Executive cash bonuses are used to provide financial incentives to meet performance targets. Performance targets and bonus recommendations for executives, other than for the Chief Executive Officer, are proposed by management based upon JNI's annual operating plan. They are then reviewed and revised, as deemed appropriate, by the Committee and approved by the Board of Directors. For the fiscal year ending December 31, 2002 all of JNI's executive officers will receive additional stock option grants instead of cash bonuses under the bonus replacement program described in "Options Granted in Fiscal 2001."

        Equity ownership for executives provides incentives to build stockholder value and align the interests of the executives with those of the stockholders. Stock options, vesting over time, provide an important incentive for executives to continue to build stockholder value over extended periods of time. Options are granted at the current market price and generally become exercisable over a four year period. The option exercise period is designed to encourage employees to work for the long-term view of JNI's welfare and to establish their long-term relationship with JNI. It is also designed to reduce employee turnover and to retain the trained skills of valued employees.

        The size of the initial option grant upon hiring is usually based upon factors such as comparable equity compensation offered by other networking companies, the seniority of the executive and the contribution that the executive is expected to make to JNI. Both initial option grants and subsequent option grants for individual executives are proposed by management to the Committee and are reviewed and amended by the Committee, as appropriate. In determining the size of subsequent grants, the Committee considers prior grants to the executive, the executive's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year. Under the 1997 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Non-Qualified Stock Option Plan, the Board of Directors retains final authority to determine the persons to whom options will be granted and the number of shares of common stock to be subject to each option, subject in all cases to the limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Chief Executive Officer's Compensation

  Salary

        The Committee reviews the performance of the chief executive officer, as well as other executive officers of JNI, annually. Mr. Waddington's salary is based upon compensation levels of Chief Executive Officers of comparably sized companies in the networking industry. In addition, the Committee also establishes both financial and operational based objectives and goals in determining the Chief Executive Officer's salary. These goals and objectives include sales and spending forecasts for the upcoming year and published executive compensation literature for the Chief Executive Officers of comparably sized companies.

  Bonuses

        The Committee's annual bonus recommendations for the Chief Executive Officer are based upon JNI's achievements in comparison to its annual operating plan and are approved by the Board of Directors. For fiscal year 2001, the Committee awarded a cash bonus in the amount of $157,000 to Mr. Waddington.

  Stock Options

        The Committee granted Mr. Waddington a stock option, exercisable for 625,000 shares of common stock at $6.50 per share, on August 21, 2001. Of that grant, 400,000 options were granted under the voluntary stock option exchange program described in "Options Granted in Fiscal 2001" to replace Mr. Waddington's initial grant of options in fiscal 2000, and the remaining 225,000 options represented Mr. Waddington's annual grant for fiscal 2001. The number of shares covered by the options was established based upon market data regarding initial stock option grants to senior executives at comparably sized companies.

                      COMPENSATION COMMITTEE

                      John C. Stiska
                      Sylvia Summers Dubrevil
                      Eric P. Wenaas

COMPARISON OF STOCKHOLDER RETURN

        Set forth below is a line graph comparing the annual percentage change in the cumulative total return on JNI's common stock with the cumulative total returns of (i) the Center for Research in Security Prices ("CRSP") Total Return Index for the Nasdaq Stock Market and (ii) the CRSP Index for Nasdaq Computer and Data Processing Stocks for the period commencing on the date of JNI's initial public offering and ending on December 31, 2001.(1)

Comparison of Cumulative Total Return From October 27, 1999 through December 31, 2001(1):
JNI Corporation, NASDAQ Stock Market Total Return Index
and NASDAQ Computer and Data Processing Stocks Index

(1)
Assumes that $100.00 was invested on October 27, 1999 at the closing price on the date of JNI's initial public offering, in JNI's common stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on JNI's common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

        Proposals of stockholders intended to be presented at JNI's annual meeting of stockholders to be held in 2003 must be received by JNI no later than December 13, 2002, in order to be included in JNI's proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2003 annual meeting without including the proposal in JNI's proxy statement and form of proxy relating to that meeting must notify JNI by December 13, 2002. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2002 annual meeting may exercise discretionary voting power regarding any such proposal.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2002 annual meeting of stockholders of JNI other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                      By order of the Board of Directors

                      Neal Waddington
                       President, Chief Executive Officer and Director

Dated April 12, 2002

JNI CORPORATION	PROXY

Annual Meeting of Stockholders
May 22, 2002

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 Below

        The undersigned stockholder(s) of JNI Corporation (the "Company") hereby constitutes and appoints Neal Waddington and Gloria Purdy, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 22, 2002, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows:

1.
To elect five directors for a one year term to expire at the 2003 Annual Meeting of Stockholders:
FOR / /	WITHHOLD AUTHORITY / /
all nominees listed below (except as marked to the contrary below)	to vote for all nominees listed below
John Bolger	Neal Waddington	John C. Stiska	Sylvia Summers-Dubrevil	Tom St. Dennis

(Instructions: To vote for all nominees listed above, mark the "FOR" box; to withhold authority for all nominees listed above, mark the "WITHHOLD AUTHORITY" box; and to withhold authority to vote for any one or more individual nominees listed above, mark the "FOR" box and write the nominee(s)'s name(s) for which you wish to withhold authority to vote in the box provided below.)

        This Proxy will be voted for the election as director of all nominees set forth in the accompanying Proxy Statement, unless the contrary is indicated in the appropriate place.

(Continued on reverse side)

2.
To approve an increase in the number of shares that may be issued under the Company's 1999 Employee Stock Purchase Plan by 200,000 shares, from 350,000 shares to 550,000 shares.
/ / FOR	/ / AGAINST	/ / ABSTAIN
3.
To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.
/ / FOR	/ / AGAINST	/ / ABSTAIN

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        The undersigned revokes any prior proxy at such meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

                            Dated:   , 2001

                            [BOX]

                            Signature(s) in Box

                            Please sign exactly as name appears below. When shares are held by joint tenants, both should sign; when signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized partner.

        This Proxy is solicited on behalf of the Board of Directors of JNI Corporation. Please complete, sign, date and mail promptly in the postage-paid envelope enclosed.

Stockholder:

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GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF AMENDMENT TO THE JNI CORPORATION 1999 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS
INFORMATION ABOUT JNI
EXECUTIVE COMPENSATION AND OTHER MATTERS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS